UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 14, 2012

Cole Credit Property Trust IV, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Maryland	333-169533 (1933 Act)	27-3148022
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2325 East Camelback Road, Suite 1100, Phoenix, Arizona 85016
(Address of principal executive offices)
(Zip Code)

(602) 778-8700
(Registrant’s telephone number, including area code)

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement
Bridge Facility
On December 14, 2012, Cole Operating Partnership IV, LP (“CCPT IV OP”), the operating partnership of Cole Credit Property Trust IV, Inc. (the “Company”), entered into an unsecured bridge facility (the “Bridge Facility”) providing for up to $75.0 million of borrowings pursuant to a credit agreement (the “Credit Agreement”) with J.P. Morgan Securities LLC (“JPMorgan Securities”), as lead arranger and sole book manager, JPMorgan Chase Bank, N.A. (“JPMorgan Chase”) as administrative agent and syndication agent, and other lending institutions that may become parties to the Credit Agreement.
The Bridge Facility allows CCPT IV OP to borrow up to $75.0 million in revolving loans (the “Revolving Loans”), with the maximum amount outstanding not to exceed the lesser of (a) 50% of the aggregate value allocated to each qualified unencumbered property comprising the borrowing base and (b) the aggregate morgageability of each qualified unencumbered property, as defined in the Credit Agreement, comprising the borrowing base (the “Borrowing Base”). Up to 15% of the total amount available may be used for issuing letters of credit and up to $15.0 million may be used for issuing swing line loans (the “Swing Line Loans”). The Bridge Facility matures on June 14, 2013.
The Revolving Loans will bear interest at rates depending upon the type of loan specified by CCPT IV OP. For a Eurodollar rate loan, as defined in the Credit Agreement, the interest rate will be equal to the one-month LIBOR for the interest period multiplied by the statutory reserve rate, as defined in the Credit Agreement (the “Adjusted LIBO Rate”), plus 2.75%. For base rate committed loans, the interest rate will be a per annum amount equal to the greater of (a) JPMorgan Chase’s Prime Rate (b) the Federal Funds Effective Rate plus 0.50%; or (c) the Adjusted LIBO Rate plus 1.0% (the “Base Rate”) plus 1.75%. The Swing Line Loans will bear interest at a rate equal to the Base Rate plus 2.75%.
CCPT IV OP was required to pay certain fees to JPMorgan Chase under the Credit Agreement, including an upfront fee. CCPT IV OP will also pay JPMorgan Chase a monthly fee for any unused portion of the Bridge Facility (the “Unused Fee”). The Unused Fee is equal to the daily undrawn amount multiplied by a per annum percentage for such day (as determined for a 360 day year) equal to 0.50%. CCPT IV OP also must pay certain fees upon the issuance of each letter of credit under the Credit Agreement and a quarterly fee based on the outstanding face amount of any letters of credit issued under the Bridge Facility.
The Credit Agreement contains customary representations, warranties, borrowing conditions and affirmative, negative and financial covenants, including minimum net worth, debt service coverage and leverage ratio requirements and dividend payout requirements. The Credit Agreement also includes usual and customary events of default and remedies for facilities of this nature. Upon the occurrence of any event of default, the base rate committed loans and Swing Line Loans will bear interest payable at an interest rate equal to the Base Rate plus 3.75% per annum and the Eurodollar rate loans will bear interest payable at an interest rate equal to 2.0% per annum above the interest rate that would otherwise be applicable at the time, until such default is cured. Similarly, the letter of credit fees described above will be increased to a rate of 4.75% above the letter of credit fee that would otherwise be applicable at that time.
As of December 20, 2012, the Borrowing Base under the Bridge Facility based on the underlying collateral pool for qualified unencumbered properties and amount outstanding under the Bridge Facility was approximately $55.5 million.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
The information set forth under Item 1.01 of this current report on Form 8-K is hereby incorporated by reference into this Item 2.03.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 20, 2012	COLE CREDIT PROPERTY TRUST IV, INC.
	By:	/s/ Simon J. Misselbrook
	Name:	Simon J. Misselbrook
	Title:	Senior Vice President of Accounting
Principal Accounting Officer

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